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Exhibit 11

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                                 (In thousands)

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                                                                              Three             Three
                                                                             Months             Months
                                                                              Ended             Ended
                                                                             Mar 29,           Mar 30,
                                                                              1997                1996
-------------------------------------------------------------------------------------------------------
Net Income (loss)                                                              $379              ($450)

Average shares of common stock outstanding during the period                  9,028              7,459
Incremental shares from assumed exercise of stock options, stock
  warrants & employee stock purchase plan (primary)                           1,171                  0

Total shares used to calculate PEPS *                                        10,199              7,459
                                                                           --------            -------
Primary earnings per share                                                    $0.04             ($0.06)
                                                                           --------            -------
                                                                           --------            -------
Net Income (loss)                                                               379               (450)
Interest on Convertible Debt (Net of Taxes)                                     151                146
Amortization of OID (Net of Taxes)                                               44                 26
Amortization of Deferred Debt Expense (Net of Taxes)                            104                 55
                                                                           --------            -------
Adjusted Net Income                                                             678               (223)
                                                                           --------            -------
                                                                           --------            -------

Average shares of common stock outstanding during the period                  9,028              7,459
Incremental shares from assumed exercise of stock options, stock
  warrants & employee stock purchase plan (fully diluted)                     1,357                  3
Dilution from Convertible Debt                                                2,604              4,121

Total shares used to calculate FDEPS *                                       12,989              7,459
                                                                           --------            -------
Fully Diluted earnings per share                                              $0.05            ($0.03)
                                                                           --------            -------
                                                                           --------            -------

* Per APB 15, when a net loss is reported, exercise or conversion is not to be assumed.




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